UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	February 21, 2017

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5600 Blazer Parkway, Suite 200, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, on February 9, 2017, The District Court of Harris County, Texas entered an interlocutory Order declaring that Navidea Biopharmaceuticals, Inc. (the “Company”) and its subsidiary, Macrophage Therapeutics, Inc. (“Macrophage”), committed one or more events of default under their Term Loan Agreement, dated as of May 8, 2015 (as amended, the “Loan Agreement”), with Capital Royalty Partners II L.P., as Secured Party and as Control Agent, Capital Royalty Partners II – Parallel Fund “A” L.P., as Secured Party, and Parallel Investment Opportunities Partners II L.P., as Secured Party (collectively, “CRG”), as of May 8, 2015, and granted CRG the right to exercise its remedies provided in Section 11.01 of the Loan Agreement and 4.05 of the related Security Agreement, dated as of May 8, 2015, by and among the Company, Macrophage, as guarantor, CRG and the control agent (the “Security Agreement” and together with the Loan Agreement and all other documents, instruments and agreements between the Company and CRG executed in connection therewith, the “Loan Documents”).

By letter dated February 21, 2017 (the “Letter”), CRG notified the Company that, in further exercise of its remedies under the Loan Documents, including without limitation pursuant to Sections 4.01 through 4.13 and Section 5.04 of the Security Agreement and Sections 11.02 and 12.03 of the Loan Agreement, CRG Servicing LLC, CRG’s representative, will sell (or lease or license, as applicable), at a public sale, (A) the stock of Macrophage owned by the Company and pledged to CRG pursuant to the Loan Documents and (B) the U.S. Collateral related to Lymphoseek as set forth in the Security Agreement, on March 13, 2017.

CRG claims that, as of January 31, 2017, the outstanding obligations due under the Loan Documents, including outstanding principal, interest, fees, and expenses, aggregates $63,198,774.46 (the “Asserted Payoff Amount”). CRG claims that interest, fees and expenses shall continue to accrue and CRG reserves the right to adjust or supplement the Asserted Payoff Amount prior to the date of the public sale. The Asserted Payoff Amount was also calculated by CRG to include costs incurred by CRG through January 31, 2017 in respect of indemnity obligations of the Company under Sections 12.03(a)(ii) and 12.03(b) of the Loan Agreement (the “Indemnity Obligations”), which CRG claims are secured obligations under the Security Agreement. CRG claims that, unless and until all Indemnity Obligations (inclusive of costs incurred by CRG subsequent to January 31, 2017) are indefeasibly paid in full, in cash, as contemplated by the Security Agreement, such Indemnity Obligations shall continue to be secured by the liens created by and perfected in accordance with the Security Agreement in all collateral not sold in the public sale, including any cash proceeds of the public sale in excess of the Asserted Payoff Amount, which cash proceeds will be deposited into an escrow account and will be subject to CRG’s continuing lien. CRG also noted that payment of the Asserted Payoff Amount (as such amount may be adjusted or supplemented immediately prior to the public sale) shall not result in the indefeasible payment in full of the Secured Obligations unless payment of the Asserted Payoff Amount, as adjusted or supplemented, is concurrently accompanied by a general release by the Company, Macrophage, as guarantor, and the successful bidder(s) of all present and future claims and counterclaims against CRG. CRG has scheduled the non-judicial public foreclosure sale for March 13, 2017, after the intended sale by the Company of certain of its assets to Cardinal Health 414, LLC (“Cardinal Health 414”), currently anticipated to close on March 3, 2017 (the “Transaction”).

On February 22, 2017, the Company, CRG, and Cardinal Health 414 read into the record a settlement in the interpleader action pending in Ohio. Pursuant to the settlement, the parties agreed that CRG will be paid $59 million (“Settlement Amount”) in payment of amounts owing to it pursuant to the Loan Documents as follows: (i) $56 million will be paid by the Company out of the cash proceeds of the Transaction, and (ii) Cardinal Health 414 will prepay $3 million in guaranteed earnout payments that would have otherwise been payable in the third year after closing of the Transaction. Such prepayment by Cardinal Health 414 does not affect its indemnification rights (and Cardinal Health 414 has the right to setoff its indemnification claims against all future earnout payments) under the Asset Purchase Agreement between the Company and Cardinal Health 414 (the “Asset Purchase Agreement”). Upon payment of the Settlement Amount, CRG will release all of its liens under the Loan Documents, which will be terminated and of no further force or effect, and the parties will mutually release each other; provided, however, that the Company and CRG shall continue the pending proceedings in Texas after closing of the Transaction to fully and finally determine the actual amount owed by the Company to CRG under the Loan Documents (the “Final Payoff Amount”). The Company and CRG further agreed that the Final Payoff Amount would be no less than $47 million (the “Low Payoff Amount”) and no more than $66 million (the “High Payoff Amount”). In addition, concurrently with the payment of the Settlement Amount and closing of the Transaction, (i) Cardinal Health 414 will post a $7 million letter of credit in favor of CRG (at the Company’s cost and expense to be deducted from the closing proceeds due to the Company, and subject to Cardinal Health 414’s indemnification rights under the Asset Purchase Agreement) as security for the amount by which the High Payoff Amount exceeds the Settlement Amount in the event the Company is unable to pay all or a portion of such amount, and (ii) CRG will post a $12 million letter of credit in favor of the Company as security for the amount by which the Settlement Amount exceeds the Low Payoff Amount. If, on the one hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents exceeds the Settlement Amount, the Company will pay such excess amount, plus the costs incurred by CRG in obtaining CRG’s letter of credit, to CRG and if, on the other hand, it is finally determined by the Texas Court that the amount the Company owes to CRG under the Loan Documents is less than the Settlement Amount, CRG will pay such difference to the Company and reimburse Cardinal Health 414 for the costs incurred by Cardinal Health 414 in obtaining its letter of credit. Any payments owing to CRG arising from a final determination that the Final Payoff Amount is in excess of $59 million shall first be paid by the Company without resort to the letter of credit posted by Cardinal Health 414, and such letter of credit shall only be a secondary resource in the event of failure of the Company to make payment to CRG. The Company will indemnify Cardinal Health 414 for any costs it incurs in payment to CRG under the settlement, and the Company and Cardinal Health 414 further agree that Cardinal Health 414 can pursue all possible remedies, including offset against earnout payments (guaranteed or otherwise) under the Asset Purchase Agreement, warrant exercise, or any other payments owed by any Cardinal Health 414, or any of its affiliates, to the Company, or any of its affiliates, if Cardinal Health 414 incurs any cost associated with payment to CRG under the settlement .

The Company and CRG also agreed that the $2 million currently being held in escrow pursuant to court order in the Ohio case and the $3 million currently being held in escrow pursuant to court order in the Texas case will be released to the Company at closing of the Transaction. As a condition to the settlement, the Transaction must close on or before March 10, 2017.

There can be no assurance that the Transaction will close on or before March 10, 2017, or at all. The closing is still subject to satisfaction of numerous conditions, including receipt of stockholder approval. If the Company is unable to close the Transaction by March 10, 2017, it will be subject to the foreclosure proceedings set forth in the Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: February 23, 2017	By:	/s/ Jed A. Latkin
Jed A. Latkin, Interim Chief Operating Officer